Exhibit 10.1

Amendment
to
DiamondRock Hospitality Company
Amended and Restated 2004 Stock Option
and Incentive Plan

A.
The DiamondRock Hospitality Company Amended and Restated 2004 Stock Option and Incentive Plan, as amended and restated on February 27, 2007 and as further amended on April 28, 2010 (the “Plan”) is further amended as follows:

1.Section 5(iii) of the Plan is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding the foregoing, if the exercisability of any Stock Option is tied to service, such service period shall be at least four years; provided, however, that the Stock Option may become exercisable on an incremental basis over the four-year period.”
2.Section 6C(i) of the Plan is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding the foregoing, if the exercisability of any Stock Appreciation Right is tied to service, such service period shall be at least four years; provided, however, that the Stock Appreciation Right may become exercisable on an incremental basis over the four-year period.”
3.Section 17 of the Plan is hereby amended by deleting the second sentence thereof and substituting therefor the following:
“Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event shall the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options and/or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options and/or Stock Appreciation Rights in exchange for cash.”

B.	Except as amended herein, the Plan is confirmed in all other respects.
Approved by the Board of Directors on July 20, 2011.